EXHIBIT 5.1

August 23, 2002

Goody’s Family Clothing, Inc.
400 Goody’s Lane
Knoxville, Tennessee 37922

Ladies and Gentlemen:

     On the date hereof, Goody’s Family Clothing, Inc., a Tennessee corporation (the “Company”), is transmitting for filing with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) relating to (i) 200,000 shares (the “Directors Plan Shares”) of common stock, no par value, of the Company (the “Common Stock”) which may be offered from time to time pursuant to the Goody’s Family Clothing, Inc. Amended and Restated Discounted Stock Option Plan for Directors (the “Directors Plan”) and (ii) 1,500,000 shares (the “1997 Plan Shares” and together with the Directors Plan Shares, the “Shares”) of Common Stock which may be offered from time to time pursuant to the Goody’s Family Clothing, Inc. Amended and Restated 1997 Stock Option Plan (the “1997 Plan” and together with the Directors Plan, the “Plans”). This opinion is an exhibit to the Registration Statement.

     We have at times acted as counsel to the Company with respect to certain corporate and securities matters, and in such capacity we have participated in various corporate and other proceedings taken by or on behalf of the Company in connection with the proposed offer and sale of the Shares by the Company as contemplated by the Registration Statement. However, we are not general counsel to the Company and would not ordinarily be familiar with or aware of matters relating to the Company unless they are brought to our attention by representatives of the Company.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Amended and Restated Charter as presently in effect, (ii) the Company’s Amended and Restated Bylaws as presently in effect, (iii) minutes and other instruments evidencing actions taken by the Company’s directors and shareholders, (iv) the Directors Plan, and (v) the 1997 Plan. In our examination of all such agreements, documents, certificates and instruments, we have assumed the genuineness of all signatures and the authenticity of all agreements, documents, certificates and instruments submitted to us as originals and the conformity with the originals of all agreements, documents, certificates and instruments submitted to us as certified, conformed or photostatic copies. Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

     We do not render any opinion regarding the laws of jurisdictions other than the State of New York, except with respect to the federal securities laws of the United States of America and except as expressly noted below. To the extent that any matters covered by an opinion expressed below are governed by the laws of the State of Tennessee, we have considered such matters as if they were governed by the laws of the State of Delaware, and we have not considered and have made no examination of the laws of the State of Tennessee. Our opinion involving the laws of the State of Delaware is based solely upon our familiarity with the Delaware General Corporation Law as a result of our reading of standard compilations of such law. We express no opinion as to the application of the securities or “Blue Sky” laws of any state, including the State of New York and the State of Tennessee, to the offer and/or sale of the Shares.

     Based on the foregoing, and subject to and in reliance on the accuracy and completeness of the information relevant thereto provided to us, it is our opinion that the Shares which will be issued pursuant to the Plans (upon the proper exercise of options granted pursuant to the Plans) have been duly authorized and, subject to the effectiveness of the Registration Statement and compliance with applicable securities or other laws of the states of the United States in which the Shares will be offered and/or sold, when issued in accordance with the terms set forth in the Plans (as applicable) and the terms set forth in the option agreements entered into in accordance with the Plans (as applicable), will be legally and validly issued, fully paid and nonassessable.

     It should be understood that nothing in this opinion is intended to apply to any disposition of the Shares which any optionee might propose to make.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any filing made by the Company under the securities or other laws of any state of the United States which relate to the offer and/or sale of the Shares which are the subject of this opinion.

     This opinion is as of the date hereof and we undertake no obligation to advise you of any change in any applicable law or in facts or circumstances which might affect any matters or opinions set forth herein. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes, except as expressly provided in the preceding paragraph.

Very truly yours,

SWIDLER BERLIN SHEREFF FRIEDMAN, LLP

SBSF:RAG:GA:JSH:EKS